Exhibit 99.1

NEWS RELEASE
November 9th, 2004

DATAWAVE AND INTEGRATED DATA CORP. TERMINATE MERGER AGREEMENT

Vancouver, British Columbia, Canada, November 9th , 2004 (TSX-V: DTV, OTCBB: DWVSF):

DataWave Systems Inc. and Integrated Data Corp. (“IDC”) (OTCBB: ITDD) today announced that their Boards of Directors have mutually agreed to terminate the Agreement and Plan of Merger signed in June 2004. DataWave’s special meeting of shareholders scheduled for Friday, December 10, 2004 has been cancelled. IDC has indicated that it is not prepared to expend more funds on a merger transaction which is not assured of completion.

About DataWave (http://www.datawave.com)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

About Integrated Data Corp. (http://www.integrateddatacorp.com)

Headquartered in Conshohocken, Pa., IDC is a Delaware corporation with OTCBB listed stock, symbol ‘ITDD’. It is an international holding company with interests in the U.S., Canada, the U.K. and Italy. IDC’s subsidiaries and partner companies offer a wide range of telecommunications, wireless, point-of-sale activation, financial transaction and other services. IDC currently owns about 51% of DataWave’s outstanding shares.

DataWave Systems Inc.

/s/ John Gunn
John Gunn
General Manager, CFO

“DataWave” is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

“The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.”

For further information, please contact:
Josh Emanuel Chairman & CEO DataWave Ph: 973.774.5000	or	John Gunn General Manager, CFO DataWave Ph: 604.295.1810
E-mail: info@datawave.ca